Interim Consolidated Financial Statements

Cumberland Resources Ltd.

March 31, 2006

Cumberland Resources Ltd.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

 (Canadian dollars)

	March 31 2006	December 31 2005
	$	$

ASSETS
Current
Cash and cash equivalents [note 3]	27,645,356	16,493,481
Short term investments	—	11,419,988
Accounts receivable	128,029	450,897
Prepaid expenses	877,599	411,005
Total current assets	28,650,984	28,775,371

Mineral property interests	8,289,214	8,289,214
Capital assets, net [note 4]	5,876,918	5,777,706
Reclamation deposit [note 11[b]]	630,000	630,000
Investment in public company [note 2]	355,150	—
	43,802,266	43,472,291

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	1,514,112	1,122,700
Current portion of capital leases	107,182	197,088
Total current liabilities	1,621,294	1,319,788

Accrued site closure costs [note 5]	485,842	475,603
Commitments and contingencies [note 11]

Shareholders’ equity
Share capital [note 7[a]]	113,283,864	112,565,733
Contributed surplus [note 7[d]]	4,523,465	4,535,091
Accumulated other comprehensive income [note 7[e]]	355,150	—
Deficit	(76,467,349)	(75,423,924)
Total shareholders’ equity	41,695,130	41,676,900
	43,802,266	43,472,291

See accompanying notes to consolidated financial statements

Cumberland Resources Ltd.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited)

 (Canadian dollars)

For the three months ended March 31,

	2006	2005
	$	$

REVENUE
Option receipts [note 9]	1,500,000	500,000
Interest revenue	223,801	216,810
Gain on sale of investment in public company [note 10]	—	643,649
	1,723,801	1,360,459

EXPENSES
Exploration and development costs [note 6]	1,609,739	1,103,617
Employee compensation	212,083	171,265
Stock-based compensation [note 7[b]]	33,062	92,287
Public and investor relations	129,177	71,474
Office and miscellaneous	145,282	104,320
Legal, audit and accounting	81,076	51,985
Other fees and taxes	87,988	60,513
Project financing [note 8]	361,139	—
Insurance	79,874	119,107
Depreciation and amortization	12,478	13,460
Accrued site closure costs – accretion expense	10,239	9,568
Interest expense on capital leases	5,089	15,352
	2,767,226	1,812,948
Net loss for the period	1,043,425	452,489

Deficit, beginning of period	75,423,924	65,731,887
Deficit, end of period	76,467,349	66,184,376

Basic and diluted loss per share	$0.02	$0.01

Weighted average number of shares outstanding	55,252,194	54,973,941

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(Unaudited)

 (Canadian dollars)

$

Net loss for the three months ended March 31, 2006	1,043,425

Other comprehensive income:
Unrealized gains on available-for-sale investment [note 7[e]]	125,347

Comprehensive loss for the three months ended March 31, 2006	918,078

See accompanying notes to consolidated  financial statements

Cumberland Resources Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Canadian dollars)

For the three months ended March 31,

	2006	2005
	$	$

OPERATING ACTIVITES
Net loss for the period	(1,043,425)	(452,489)
Add (deduct) items not affecting cash:
Depreciation and amortization	12,478	13,460
Accrued site closure costs – accretion expense	10,239	9,568
Exploration related amortization	27,338	29,831
Gain on sale of investment in public company	-	(643,649)
Stock-based compensation	33,062	92,287
Project financing costs [note 7[c]]	271,343	-
Net changes in non-cash working capital items:
Accounts receivable	322,868	236,445
Prepaid expenses	(466,594)	(535,849)
Accounts payable and accrued liabilities	391,412	131,334
Cash used in operating activities	(441,279)	(1,119,062)

FINANCING ACTIVITIES
Issuance of common shares	402,100	-
Repayment of capital lease obligation	(89,906)	(85,892)
Cash provided by (used in) financing activities	312,194	(85,892)

INVESTING ACTIVITIES
Purchase of capital assets	(139,028)	(14,100)
Short term investments	11,419,988	1,067,465
Proceeds on sale of investment in public companies	-	694,949
Cash provided by investing activities	11,280,960	1,748,314

Increase in cash and cash equivalents during the period	11,151,875	543,360
Cash and cash equivalents, beginning of period	16,493,481	10,063,509
Cash and cash equivalents, end of period	27,645,356	10,606,869

Supplemental information:
Interest paid	5,089	15,352

See accompanying notes to consolidated financial statements

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

1. BASIS OF PRESENTATION

The accompanying interim consolidated financial statements of Cumberland Resources Ltd. (the “Company”) have been prepared in accordance with Canadian generally accepted accounting principles for interim financial statements and accordingly do not include all disclosures required for annual financial statements.

Except for the changes in accounting policies described in Note 2, these interim consolidated financial statements follow the same significant accounting policies and methods of application as the Company’s annual consolidated financial statements for the year ended December 31, 2005 (the “Annual Financial Statements”).  The interim consolidated financial statements should be read in conjunction with the Annual Financial Statements.

In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for these interim periods are not necessarily indicative of the result that may be expected for the full fiscal year ending December 31, 2006.  The majority of exploration costs are incurred in the second and third quarters of the fiscal year due to the seasonal weather conditions in Nunavut Territory.  Option receipts are received from the operator of the Meliadine West joint venture in the first quarter.

2. CHANGES IN ACCOUNTING POLICIES

Effective January 1, 2006 the Company has adopted three new accounting standards related to financial instruments that were issued by the Canadian Institute of Chartered Accountants in 2005.  These accounting policy changes were adopted on a prospective basis with no restatement of prior period financial statements.  The new standards and accounting policy changes are as follows:

Financial Instruments – Recognition and Measurement (Section 3855)

In accordance with this new standard the Company now classifies all financial instruments as either held-to-maturity, available-for-sale, held for trading or loans and receivables.  Financial assets held to maturity, loans and receivables and financial liabilities other than those held for trading, are measured at amortized cost.  Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income.  Instruments classified as held for trading are measured at fair value with unrealized gains and losses recognized on the statement of loss.

The Company has classified its investment in a public company as available-for-sale and therefore carries it at fair market value, with the unrealized gain or loss recorded in shareholders’ equity as a component of other comprehensive income.  These amounts will be reclassified from shareholders’ equity to net income when the investment is sold.  Previously, investments in public companies were carried at cost, less provisions for other than temporary declines in value.  This change in accounting policy resulted in a $229,803 increase in the carrying value of investments in public companies as at January 1, 2006, representing the cumulative unrealized gain at that time (see Note 7(e)).

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

2. CHANGES IN ACCOUNTING POLICIES (continued)

Comprehensive Income (Section 1530)

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events and circumstances from non-owner sources.  In accordance with this new standard, the Company now reports a consolidated statement of comprehensive income and a new category, accumulated other comprehensive income, has been added to the shareholders’ equity section of the consolidated balance sheet. The components of this new category will include unrealized gains and losses on financial assets classified as available-for-sale.  The components of accumulated other comprehensive income for the three months ended March 31, 2006 are disclosed in Note 7(e).

Hedges (Section 3865)

This new standard specifies the criteria under which hedge accounting can be applied and how hedge accounting can be executed.  The Company does not currently engage in any hedging activity and, as a result, the adoption of this new accounting policy did not have any impact on the Company’s consolidated financial statements.

3. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid Canadian dollar denominated investments in banker's acceptances, with terms to maturity of 90 days or less when acquired.  The counter-parties are financial institutions.  At March 31, 2006, these instruments were yielding a weighted average interest rate of 3.5% per annum (at December 31, 2005 – 3.0% per annum).

The cash equivalents are classified as held-to-maturity investments and are carried at amortized cost.  The fair market value of the cash equivalents approximates the carrying value at March 31, 2006.

4. CAPITAL ASSETS

Capital assets are comprised as follows:

	Cost	Accumulated amortization	Net book value Mar 31, 2006	Net book value Dec 31, 2005
	$	$	$	$

Exploration equipment	1,408,823	1,010,641	398,182	425,519
Computer equipment	260,456	203,779	56,677	68,611
Office equipment	137,761	115,994	21,767	1,757
Construction in progress	5,400,292	—	5,400,292	5,281,819
	7,207,332	1,330,414	5,876,918	5,777,706

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

5. ACCRUED SITE CLOSURE COSTS

Accrued site closure costs relate to the Company’s legal obligation to remove exploration equipment and other assets from its mineral property sites in Nunavut and to perform other site reclamation work.  Although the ultimate amount of future site restoration costs to be incurred for existing exploration interests is uncertain, the Company has estimated the fair value of this liability to be $485,846 at March 31, 2006 (December 31, 2005 - $475,603) based on the expected payments of $1,168,526 to be made primarily in 2017, discounted at interest rates of 8.5% or 10.0% per annum.

The liability for accrued site closure costs is comprised as follows:

$

Accrued site closure costs, December 31, 2005	475,603
Accrued site closure costs – accretion expense	10,239
Accrued site closure costs, March 31, 2006	485,842

6. EXPLORATION AND DEVELOPMENT COSTS

The following is a summary of exploration and development costs incurred by the Company related to its mineral property interests for the three month periods ended March 31:

	2006	2005
	$	$

Meadowbank (100% interest):
Drilling	15,825	-
Transportation and freight	185,603	96,057
Contracts and personnel	171,814	147,883
Supplies and equipment	93,784	87,793
Other exploration costs	99,682	76,029
Environmental and permitting costs	559,326	379,426
Public relations – mine development	268,831	-
Engineering and feasibility	186,681	285,260
	1,581,546	1,072,448
Meliadine East (50% interest):
Exploration costs, net of recoveries	7,557	18,379

Other projects	20,636	12,790

Total exploration and development costs	1,609,739	1,103,617

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

7. SHARE CAPITAL

[a]

Common shares

As at March 31, 2006 and December 31, 2005, the Company has an unlimited number of authorized common shares with no par value.  Common shares have been issued for the following consideration:

	Number of shares	Value
	#	$

Balance, December 31, 2005	55,144,441	112,565,733
Shares issued upon exercise of options	236,500	718,131
Balance, March 31, 2006	55,380,941	113,283,864

[b]

Stock options

At March 31, 2006 there are options outstanding to issue 3,830,000 shares of the Company [December 31, 2005 – 4,066,500].  The price of these options ranges from $1.40 to $4.85 and their expiry dates range from April 5, 2007 to May 13, 2013.  At March 31, 2006, 4,474,394 common shares were reserved for issuance pursuant to the incentive share option plan.

The following table summarizes information about the share options outstanding and exercisable at March 31, 2006:

	Outstanding			Exercisable
Range $	Total # of shares	Weighted average exercise price	Weighted average contract life remaining	Total # of shares	Weighted average exercise price

1.40 – 1.85	1,070,500	1.44	4.07	1,045,500	1.43
2.00 – 2.65	2,392,000	2.18	2.82	2,332,000	2.17
3.56 – 4.85	367,500	4.78	2.64	367,500	4.78
	3,830,000	2.22	3.16	3,745,000	2.22

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

7. SHARE CAPITAL (continued)

Option activity for the three month period ended March 31, 2006 is as follows:

	Shares	Weighted average price
	#	$

Options outstanding, December 31, 2005	4,066,500	2.19
Exercised	236,500	1.70
Options outstanding, March 31, 2006	3,830,000	2.22

No stock options were granted in the three month periods ended March 31, 2006 or March 31, 2005.  The Company recognized stock compensation expense of $33,062 for the three month period ended March 31, 2006 (three months ended March 31, 2005 - $92,287) in accordance with the fair value based method of accounting for stock compensation, with the offsetting credit recorded as an increase in contributed surplus.

[c] Warrants

During the three month period ended March 31, 2006 the Company issued an additional 125,000 warrants as consideration for pre-arranging advisory services provided by SG Corporate & Investment Banking (“SG CIB”) in connection with the debt financing for the Meadowbank project (see Note 8).  The warrants issued to SG CIB had a fair value of $271,343 at the date of grant and this amount has been expensed as project financing costs on the Company’s consolidated statement of loss and deficit.  This fair value was estimated using a Black-Scholes Option Pricing Model with the following assumptions: risk-free interest rate of 4.12%; no dividends; volatility factor of the expected market price of the Company’s common shares of 59%; and an expected life of the warrants of 4 years

The following warrants are outstanding and exercisable at March 31, 2006:

Issue Date:	Common shares to be issued upon exercise of warrants	Exercise Price	Expiry Date

December 22, 2005	125,000	$2.48	December 22, 2009
March 31, 2006	125,000	$5.22	April 3, 2010

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

7. SHARE CAPITAL (continued)

[d] Contributed surplus

Contributed surplus is comprised as follows:

$

Balance, December 31, 2005	4,535,091
Stock-based compensation expense (note 7(b))	33,062
Fair value of warrants issued (note 7(c))	271,343
Transfer to share capital for exercise of stock options	(316,031)
Balance, March 31, 2006	4,523,465

[e] Accumulated other comprehensive income

Accumulated other comprehensive income is comprised as follows:

$

Balance, December 31, 2005	-
Adjustment for cumulative unrealized gains on available-for-sale investment at January 1, 2006 (see note 2)	229,803
Unrealized gains on available-for-sale investment	125,347
Balance, March 31, 2006	355,150

8. PROJECT FINANCING

In March 2006, a wholly-owned subsidiary of the Company secured a commitment from a group of banks to arrange and underwrite a seven-year limited recourse gold loan facility for up to 420,000 ounces.  The bank commitment and the Company’s ability to draw down under the facility are subject to certain conditions, including, among other things, the Company securing all requisite regulatory permits and licences and the completion of final loan documentation.

During the three month period ended March 31, 2006 the Company incurred project financing costs of $361,139 in connection with the debt financing for the Meadowbank project.  These costs relate to pre-arranging advisory services performed by SG Corporate & Investment Banking (“SG CIB”), and include a non-cash cost of $271,343 for the fair value of warrants (see Note 7(c)) that were earned by SG CIB upon the receipt of the bank commitment described above.

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

9. OPTION RECEIPTS

In order to maintain its entire interest in the Meliadine West joint venture, the operator of the joint venture must make annual option payments to the Company on January 1st of each year prior to commercial production.  In January 2006, the Company received the scheduled option payment of $1,500,000 (2005 - $500,000).  Beginning in 2007, and for each year thereafter until commercial production is achieved, the $1,500,000 annual option payment is adjusted for the change in the Consumer Price Index.

10. GAIN ON SALE OF INVESTMENT IN PUBLIC COMPANY

During the three month period ended March 31, 2005 the Company sold 855,000 shares of Eurozinc Mining Corporation (“Eurozinc”) for net proceeds of $694,949, resulting in a gain of $643,649.  The Company’s remaining shares in Eurozinc were sold during 2005.

11. COMMITMENTS AND CONTINGENCIES

a)

The Company has a contingent loan balance which totals $17,912,558 as at March 31, 2006 [December 31, 2005 - $17,216,767]. This loan will be repaid only if commercial production at Meliadine West is achieved and will be paid only out of production cash flow (as defined in the joint venture agreement).

b)

The Company has a $630,000 deposit at a financial institution that is serving as collateral for letters of credit that have been pledged in favour of the Kivalliq Inuit Association.  The deposit is bearing interest at market rates.  The deposit will be returned when the Company has satisfied its legal obligations with respect to site reclamation at the Meadowbank mineral property in Nunavut (see Note 5).

c)

The Company has committed to use certain third party mobile equipment between 2006 and 2007. Whereas the ultimate commitment amount will depend on usage, the maximum commitment amount is approximately $3.7 million.

d)

The Company has employment agreements in place with various key employees which establish compensatory terms, including annual salary, employee benefit entitlements and termination benefits.  Five of these agreements also provide for the payment of specific bonus amounts should certain financial and operating milestones with respect to the Meadowbank Project be attained in the future.  As of March 31, 2006, the estimated contingent payment with respect to such bonuses is approximately $1.8 million, none of which has been accrued.

Cumberland Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

March 31, 2006

11. COMMITMENTS AND CONTINGENCIES (continued)

e)

The Company is committed to future minimum annual rent payments under operating lease agreements as follows:

$

2006 (remainder)	151,417
2007	159,000

12. SUBSEQUENT EVENT

On April 12, 2006, the Company closed a non-brokered private placement of 833,333 flow-through common shares at a price of $6.00 per share for aggregate gross proceeds of $5,000,000.  The Company is committed to spend the proceeds from this flow-through private placement on qualifying Canadian exploration activities prior to December 31, 2007.